Exhibit 99.2

First Responder Products, Inc. Webcasts 9/11 Special Program
Friday September 8, 2006

Scottsdale, Arizona, September 8 /PRNewswire/ -- First Responder Products, Inc., a distributor of a wide range of specialized homeland security products, is sponsoring a webcast with its strategic partner, Homeland Defense Week, to commemorate the fifth anniversary of the 9/11 attacks. The program, entitled “The View From The Front”, debuts on Monday, September 11, 2006 at 1 p.m. Eastern Time at www.firstresponderproducts.com. The webcast features an exclusive interview by journalist and author Dan Verton with Michael Pena, the former Deputy Commander of the New York Fire Department’s elite Rescue Company 1.

Rescue Company 1 is the oldest rescue company in the United States. Its primary job is saving other firefighters from unusually hazardous situations. In this moving and informative program, Mr. Pena remembers the events of 9/11 and comments on first responder readiness five years after the historic attacks.

The program was produced by Homeland Defense Week co-founder Michael Day’s production company, Clear Day Films, which has produced films and videotapes for such clients as the 3M Company, MCI International, the Smithsonian Institution, the American Red Cross, the U.S. Army, the U.S. Navy, National Geographic, and Fox-TV’s “America’s Most Wanted”.

“We’re thrilled to have a strategic partner of the caliber of First Responder Products to help us premiere this eye-opening film,” said Dan Verton. “With more than a decade in journalism, I’ve interviewed the likes of the Secretary of Defense to industry’s most influential business leaders. But it’s interviews like this one, with a real hero who answered the call on our nation’s worst day, that I value most.”

Mr. Verton is the founder and executive producer of Homeland Defense Week. He is a former senior writer for Computerworld magazine and Federal Computer Week. During his career as a journalist based in Washington, D.C., he interviewed dozens of business and government leaders, including Oracle CEO Larry Ellison and Microsoft President Steve Ballmer. His work during the past 10 years has been featured regularly on CNN, The History Channel, PC World, USA Today, and many other media outlets. He is also the author of the highly acclaimed book Black Ice: The Invisible Threat of Cyber-Terrorism (McGraw-Hill, 2003), endorsed by some of the nation’s top experts as one of the best descriptions of the terrorist threat to critical cyber infrastructures to date.

About First Responder Products Inc.

First Responder Products, Inc. is a premiere distributor of Homeland Security and Emergency Response products. The company streamlines the product procurement process by providing first responders, public safety agencies and consumers with a convenient, centralized destination to examine and purchase a wide selection of items. The company selects products that are cost-effective and reliable, and is committed to continually feature new products as they are developed.

PLEASE CONTACT:

Eric Johnson tel. 480.659.2389

Email: info@firstresponderproducts.com

Website: www.firstresponderproducts.com